Effective:                            August 16, 2012

Amended and Restated:    October 2, 2020

BYLAWS

OF

COLUMBIA ETF TRUST I

ARTICLE 1

AGREEMENT AND DECLARATION

OF TRUST AND PRINCIPAL OFFICE

1.1 Agreement and Declaration of Trust. These Bylaws shall be subject to the Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of Columbia ETF Trust I (the “Trust”), the Massachusetts business trust established by the Declaration of Trust.

1.2 Principal Office of the Trust. The principal office of the Trust shall be located in Boston, Massachusetts.

ARTICLE 2

MEETINGS OF TRUSTEES

2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

2.2 Special Meetings. Special meetings of the Trustees may be held, at any time and at any place designated in the call of the meeting, when called by the Chairman of the Board, if any, the President, the Treasurer, any Vice President, the Secretary or the Assistant Secretary or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

2.3 Notice. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail or courier at least forty-eight hours or by telegram, facsimile or other electronic means at least twenty-four hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her by overnight mail, telegram, facsimile or other electronic means or delivered personally or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Except as required by law, neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4 Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice to any Trustee who was present at the time of such adjournment; notice of the time and place of any adjourned session of such meeting shall, however, be given in the manner provided in Section 2.3 of these Bylaws to each Trustee who was not present at the time of such adjournment.

2.5 Action by Vote. When a quorum is present at any meeting, a majority of Trustees present may take any action, except when a larger vote is expressly required by law, by the Declaration of Trust or by these Bylaws.

2.6 Action by Writing. Except as required by law, any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting if a majority of the Trustees (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust or these Bylaws) consent to the action in writing and such written consents are filed with the records of the meetings of the Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees.

2.7 Presence through Communications Equipment. Except as required by law, the Trustees may participate in a meeting of Trustees by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

ARTICLE 3

OFFICERS

3.1 Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Secretary and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. If a Chairman of the Board is elected, he or she shall be a Trustee and may but need not be a Shareholder; and any officer of the Trust may be but not need be a Trustee or Shareholder. Any two or more offices may be held by the same person.

3.2 Election and Tenure. The President, the Treasurer, the Secretary, the Chairman of the Board (if any) and such other officers, if any, as the Trustees may in their discretion from time to time elect shall each be elected by the Trustees to serve until his or her successor is elected or qualified, or until he or she sooner dies, resigns, is removed or becomes disqualified. Each officer, and the Chairman of the Board, if any, shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.3 Powers. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

3.4 President and Vice Presidents. The President shall have the duties and powers specified in these Bylaws and shall have such other duties and powers as may be determined by the Trustees.

Any Vice Presidents shall have the duties and powers specified in these Bylaws and shall have such other duties and powers as shall be designated from time to time by the Trustees.

3.5 Chief Executive Officer. The Chief Executive Officer of the Trust shall be the Chairman of the Board, the President or such other officer as is designated by the Trustees and shall, subject to the control of the Trustees, have general charge and supervision of the business of the Trust and, except as the Trustees shall otherwise determine or such Chief Executive Officer shall designate, preside at all meetings of the Shareholders and of the Trustees. If no such designation is made, the President shall be the Chief Executive Officer.

3.6 Chairman of the Board. If a Chairman of the Board of Trustees is elected, he or she shall have the duties and powers specified in these Bylaws and shall have such other duties and powers as may be determined by the Trustees.

3.7 Treasurer; Assistant Treasurer. The Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, administrator or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

Any Assistant Treasurer shall have the duties and powers specified in these Bylaws and may perform such duties of the Treasurer as the Treasurer or the Trustees may assign, and, in the absence of the Treasurer, an Assistant Treasurer may perform all of the duties of the Treasurer.

3.8 Secretary; Assistant Secretary. The Secretary or an Assistant Secretary shall record all proceedings of the Shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary and any Assistant Secretary from any meeting of the Shareholders or Trustees, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.

Any Assistant Secretary shall have the duties and powers specified in these Bylaws and may perform such duties of the Secretary as the Secretary or the Board of Directors may assign, and, in the absence of the Secretary, an Assistant Secretary may perform all the duties of the Secretary.

3.9 Resignations and Removals. Any officer may resign at any time by written instrument signed by him or her and delivered to the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4

COMMITTEES

4.1 Quorum; Voting. Except as provided below or as otherwise specifically provided in the resolutions constituting a Committee of the Trustees and providing for the conduct of its meetings or in the charter of such committee adopted by the Trustees, a majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

Except as specifically provided in the resolutions constituting a Committee of the Trustees and providing for the conduct of its meetings or in the charter of such committee adopted by the Trustees, Article 2, Section 2.3 of these Bylaws relating to special meetings of the Trustees shall govern the notice requirements for Committee meetings, provided, however, that such notice need be given only to the Trustees who are members of such Committee.

ARTICLE 5

INDEMNIFICATION

5.1 Trustees, Officers, etc. Each of the Trust’s Trustees and officers (including persons who serve at the Trust’s request as directors, officers or Trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to the Trust or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to the Trust or any affiliated person thereof, and each of its other Trustees and officers (including persons who serve at the Trust’s request as directors, officers or Trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to the Trust or any affiliated person thereof) the indemnification of whom shall have been approved by the Trustees (hereinafter referred to as a “Covered Person”) shall be indemnified and held harmless by the Trust to the fullest extent authorized by applicable law, as the same may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Trust to provide broader indemnification rights than the law permitted the Trust to provide prior to such amendment) against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, any expenses of establishing a right to indemnification under this Article, and counsel fees reasonably incurred by any Covered Person, in connection with the defense or disposition of any pending, threatened, or contemplated action, suit or other proceeding, whether civil, criminal or administrative proceedings, formal or informal regulatory investigations or inquiries, or other proceedings, including appeals, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise (including, without limitation, as a witness) or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a Trustee or officer or by reason of his or her being or having been such a Covered Person except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and except that no Covered Person shall be indemnified against any liability to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. To the maximum extent permitted by applicable law, expenses, including counsel fees, so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties) shall be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article, provided, however, that either (a) such Covered Person shall have provided appropriate security for such undertaking, (b) the Trust shall be insured against losses arising from any such advance payments or (c) either a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter), or independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to a full trial type inquiry) that there is reason to believe that such Covered Person will be ultimately found entitled to indemnification under this Article. For purposes of the determination or opinion referred to in clause (c), the majority of disinterested Trustees acting on the matter or independent legal counsel, as the case may be, shall afford the Covered Person a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

5.2 Compromise Payment. As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication by a court, or by any other body before which the proceeding was brought, that such Covered Person has not acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust or is liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, indemnification shall be provided if (a) approved, after notice that it involves such indemnification, by at least a majority of the disinterested Trustees acting on the matter (provided that a majority of the disinterested Trustees then in office act on the matter) upon a determination, based upon a review of readily available facts (as opposed to a full trial type inquiry) that such Covered Person has acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and is not liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office, or (b) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial type inquiry) to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust and that such indemnification would not protect such Covered Person against any liability to the Trust to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. Any approval pursuant to this Section shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Section as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Trust or to have been liable to the Trust or its Shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

5.3 Indemnification Not Exclusive. The right of indemnification and to the payment of expenses prior to any final determination hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article 5, the term “Covered Person” shall include such person’s heirs, executors and administrators; and a “disinterested Trustee” is a Trustee who is not an “interested person” of the Trust as defined in Section 2(a)(19) of the Investment Company Act of 1940 (or exempted from being an “interested person” by any rule, regulation or order of the Securities and Exchange Commission) and against whom none of the actions, suits or other proceedings in question or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article shall affect any rights to indemnification to which personnel of the Trust, other than Trustees and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of any such person.

ARTICLE 6

REPORTS

6.1 General. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 7

SEAL

7.1 General. The seal of the Trust shall consist of a flat-faced die with the word “Massachusetts,” together with the name of the Trust and the year of its organization cut or engraved thereon, but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8

EXECUTION OF PAPERS

8.1 General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all checks, notes, drafts and other obligations and all registration statements and amendments thereto and all applications and amendments thereto to the Securities and Exchange Commission shall be signed by the Chairman of the Board, if any, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary or any of such other officers or agents as shall be designated for that purpose by a vote of the Trustees.

ARTICLE 9

PROVISIONS RELATING TO THE

CONDUCT OF THE TRUST’S BUSINESS

9.1 Determination of Net Income and Net Asset Value Per Share. The Trustees or any officer or officers or agent or agents of the Trust designated from time to time for this purpose by the Trustees shall determine at least once daily the net income and the value of all the assets attributable to any class or series of shares of the Trust on each day on which the New York Stock Exchange is open for unrestricted trading and at such other times as the Trustees shall designate. The net income and net asset value per share of each class and each series of shares of the Trust shall be determined in accordance with the Investment Company Act of 1940 and the rules and regulations thereunder and any related procedures and/or policies of the Trust, or an officer or officers or agent or agents, as aforesaid, as adopted or authorized by the Trustees from time to time.

9.2 Voting Power. Each whole share (or fractional share) outstanding on the record date shall be entitled to a number of votes on any matter on which it is entitled to vote equal to the net asset value of the share (or fractional share) in U. S. dollars determined at the close of business on the record date (for example, a share having a net asset value of $10.50 would be entitled to 10.5 votes).

ARTICLE 10

AMENDMENTS TO THE BYLAWS

10.1 General. These Bylaws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by written consent in lieu thereof.

ARTICLE 11

MISCELLANEOUS

11.1 Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a Shareholder’s name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder.

11.2 Forum Selection. The state and federal courts sitting within the Commonwealth of Massachusetts shall be the sole and exclusive forums for any shareholder (including a beneficial owner of shares) to bring (i) any action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim for breach of a fiduciary duty owed by any Trustee, officer or employee, if any, of the Trust to the Trust or the Trust’s shareholders, (iii) any action asserting a claim against the Trust, its Trustees, officers or employees, if any, arising pursuant to any provision of the Massachusetts Business Corporation Act, the Massachusetts Uniform Trust Code, or any federal or state securities law, in each case as amended from time to time, or the Trust’s Trust Instrument or Bylaws; or (iv) any action asserting a claim against the Trust, its Trustees, officers or employees, if any, governed by the internal affairs doctrine. If any provision or provisions of this Section shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section (including, without limitation, each portion of any sentence of this Section containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable), and the application of such provision to other persons or entities and circumstances, shall not in any way be affected or impaired thereby.

11.3 Claims.

a.    Direct Claims. As used herein, a “direct” shareholder claim shall refer to (i) a claim based upon alleged violations of a shareholder’s individual rights independent of any harm to the Trust, including a shareholder’s voting rights under Article V of the Trust’s Declaration of Trust, rights to receive a dividend payment as may be declared from time to time, rights to inspect books and records, or other similar rights personal to the shareholder and independent of any harm to the Trust; and (ii) a claim for which an action is provided under the federal securities laws or by state statute. Any other claim asserted by a shareholder, including without limitation any claims purporting to be brought on behalf of the Trust or involving any alleged harm to the Trust, shall be considered a “derivative” claim as used herein. No shareholder shall have the right to bring or maintain a court action or other proceeding asserting a direct claim against the Trust, the Trustees or officers, if it is a derivative claim per this paragraph a.

b.    Derivative Claims. No shareholder shall have the right to bring or maintain any court action or other proceeding asserting a derivative claim or any claim asserted on behalf of the Trust or involving any alleged harm to the Trust without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the shareholder makes a specific showing that irreparable nonmonetary injury to the Trust would otherwise result. Such demand shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the shareholder to support the allegations made in the demand. The Trustees shall consider such demand within 90 days of its receipt by the Trust or inform claimants within such time that further review and consideration is required, in which case the Trustees shall have an additional 120 days to respond. In their sole discretion, the Trustees may submit the matter to a vote of shareholders of the Trust or series or class of Shares, as appropriate. Any decision by the Trustees to bring, maintain or settle (or not to bring, maintain or settle) such court action, proceeding or claim, or to submit the matter to a vote of shareholders, shall be binding upon the shareholders.